Exhibit 10.10

Brad Bao
Chairman
Lime
July 14, 2025
Mr. Brandon Pedersen
[***]
Dear Brandon,
I am delighted to extend an invitation to you to join the Board of Directors of Lime as Chairman of the Audit Committee. Your distinguished career, deep expertise in finance, and demonstrated leadership in both public and private organizations make you an outstanding candidate for this pivotal role.
Since its founding, Lime has been dedicated to transforming urban mobility and advancing sustainable transportation for communities around the world. As we continue to innovate and expand our impact, strong financial oversight and governance are more important than ever. Your extensive experience in financial management, corporate governance, and audit leadership will be invaluable to our Board and executive team.
As Chairman of the Audit Committee, your responsibilities will include:
1.Leading the Audit Committee in overseeing Lime's financial reporting, disclosure practices, and internal controls.
2.Collaborating with Lime's executive team and external auditors to ensure compliance with all relevant regulatory requirements and industry best practices.
3.Providing strategic guidance on financial risk management, internal audits, and the evaluation of key financial decisions.
4.Engaging actively in Board discussions and helping to shape the direction and growth of Lime.
5.Upholding the highest standards of ethics, integrity, and accountability on behalf of Lime and its stakeholders.
In recognition of your service, you will receive a competitive compensation package commensurate with your expertise and the significant responsibilities of this position as follows:
•Annual Cash Retainer $45,000
•Audit Chair Additional Retainer $25,000
•Annual Equity Award $225,000
Your compensation is subject to the approval of the Board of Directors. Cash compensation will be paid quarterly, prorated based on your service period. Equity is granted in the form of RSUs with a one-year cliff and in accordance with our other standard terms and conditions and will also be prorated based on the time remaining in our defined grant cycle.

We firmly believe your appointment as Chairman of the Audit Committee will be mutually beneficial, allowing you to help shape the future of urban mobility while further enhancing your professional reputation and network.
Your appointment will be subject to the formal approval of the Board and the completion of a background check to which you consent by signing this letter. To accept this invitation, please sign and return a copy of this letter, indicating your agreement to the terms and conditions outlined above. Your term will begin once the Board has taken action to formally appoint you to this position. Should you have any questions or need additional information, please contact me directly at [***].
We are excited about the impact you will have as a member of our Board of Directors and look forward to welcoming you to Lime.

Sincerely,

/s/ Brad Bao

Brad Bao
Chairman
Lime
**Acceptance:**
I accept this offer to join the Board of Directors of Lime as Chairman of the Audit Committee.

Signature:	/s/ Brandon Pedersen
Date:	July 14, 2025